UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Trans World Entertainment Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRANS WORLD ENTERTAINMENT CORPORATION
38 Corporate Circle
Albany, New York 12203
(518) 452-1242

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time	Wednesday, June 17, 2009, at 10:00 A.M., EDT

Place	Albany Country Club 300 Wormer Road Voorheesville, New York 12186

Items of Business	(1)	To elect two Directors to serve three year terms and until their successors are chosen and qualified; and

	(2)	To approve the 2009 Trans World Entertainment Executive Bonus Plan; and

	(3)	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Record Date	Shareholders of record as of May 1, 2009 are eligible to vote.

Proxy Voting

A proxy and return envelope, requiring no postage if mailed in the United States, are enclosed for your convenience. Please complete and return your proxy card as promptly as possible. All shareholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the meeting, your vote is important. Prompt return of the proxy will assure a quorum and save the Company expense.

By order of the Board of Directors,

John J. Sullivan,
Secretary

May 20, 2009

TRANS WORLD ENTERTAINMENT CORPORATION
38 Corporate Circle
Albany, New York 12203
(518) 452-1242

PROXY STATEMENT

          This Proxy Statement is furnished to the shareholders of Trans World Entertainment Corporation, a New York corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders of the Company to be held on June 17, 2009 (the “Annual Meeting”), and any adjournment or adjournments thereof. A copy of the notice of meeting accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement and the form of proxy/voting instruction card will commence on May 20, 2009.

          An electronic version of this proxy statement and the Company’s Annual Report on Form 10-K are available at http:/bnymellon.mobular.net/bnymellon/TWMC.

VOTING SECURITIES

          The Company has only one class of voting securities, its common stock, par value $.01 per share (the “Common Stock”). On May 1, 2009, the record date, 31,391,916 shares of Common Stock were outstanding. Each shareholder of record at the close of business on the record date will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented at the Annual Meeting.

QUORUM AND TABULATION OF VOTES

          The By-Laws of the Company provide that a majority of the shares of Common Stock issued and outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum at the Annual Meeting of Shareholders of the Company. Votes at the Annual Meeting will be tabulated by an inspector from Bank of New York Mellon Shareowner Services; appointed by the Company. Shares of Common Stock represented by a properly signed and returned proxy are considered as present at the Annual Meeting for purposes of determining a quorum.

          Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If specific instructions are not received, however, brokers may vote these shares in their discretion, depending upon the type of proposal involved.

          Pursuant to the Company’s By-Laws, Directors of the Company will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting.

          Under New York law, abstentions and broker non-votes will have no effect on the outcome of the election of Directors at the Annual Meeting. Brokers have discretionary authority to vote on the election of Directors. If a properly signed proxy form is returned to the Company by a shareholder of record and is not marked, it will be voted “FOR” the proposals set forth herein as “Item 1—ELECTION OF DIRECTORS” and “Item 2—APPROVAL OF TRANS WORLD ENTERTAINMENT CORPORATION BONUS PLAN.” The enclosed proxy may be revoked by a shareholder at any time before it is voted by the submission of a written revocation to the Company, by the submission of a new proxy to the Company, or by attending and voting in person at the Annual Meeting.

PRINCIPAL SHAREHOLDERS

          The only persons known to the Board of Directors to be the beneficial owners of more than five percent of the outstanding shares of the Common Stock as of May 1, 2009, the record date, are indicated below:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Robert J. Higgins	17,395,813	(1)	49.2%
38 Corporate Circle
Albany, New York 12203

Lloyd I. Miller, III	5,875,378	(2)	18.7%
4550 Gordon Drive
Naples, Florida 34102

PNC Financial Services Group, Inc	2,628,520	(3)	8.4%
One PNC Plaza 249, Fifth Avenue
Pittsburgh, PA 15222-2707

Dimensional Fund Advisors Inc.	2,623,637	(4)	8.4%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

Riley Investment Management, LLC	2,038,082	(5)	6.5%
11100 Santa Monica Blvd., Suite 810
Los Angeles, CA 90025

(1)

Information is as of May 1, 2009, as provided by the holder. Includes 4,000,000 shares that may be acquired within 60 days of May 1, 2009, 50,550 shares owned by the wife of Robert J. Higgins and 137,500 shares owned by a foundation controlled by Robert J. Higgins, and excludes 817,761 shares owned by certain other family members of Robert J. Higgins who do not share his residence. Mr. Higgins disclaims beneficial ownership with respect to those shares owned by family members other than his wife.

(2)	Based on Form 4, filed March 9, 2009, by Lloyd Miller, III.

(3)	Based on Form 13G, filed February 12, 2009 by PNC Financial Services Group.

(4)	Based on Form 13G, filed February 9, 2009, by Dimensional Fund Advisors Inc.

(5)	Based on Form 13D, filed January 14, 2009 by Riley Investment Management, LLC.

          Mr. Higgins, who beneficially owns 17,395,813 shares of Common Stock as of the record date (approximately 49.2% of all outstanding shares), has advised the Company that he presently intends to vote all of his shares for the election of the nominees for Director named under “Item 1—ELECTION OF DIRECTORS” and in favor of the adoption of “Item 2—APPROVAL OF TRANS WORLD ENTERTAINMENT CORPORATION BONUS PLAN.”

MATTERS TO BE PRESENTED TO THE STOCKHOLDERS
AT THE 2009 ANNUAL MEETING

Item 1. Election of Directors

          The Board of Directors (also referred to herein as the “Board”) currently intends to present to the meeting the election of two Class III Directors, each to hold office (subject to the Company’s By-Laws) until the 2012 Annual Meeting of Shareholders (the “2012 Meeting”) and until his or her respective successor has been elected and qualified Director of the Company will be elected by a plurality vote of the outstanding shares of Common Stock present and entitled to vote at the Annual Meeting.

          If any nominee listed below should become unavailable for any reason, which management does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the Nominating and Corporate Governance Committee of the Board prior to or at the Annual Meeting or if no substitute is selected prior to or at the Annual Meeting, for a motion to reduce the membership of the Board to the number of nominees available. The information concerning the nominees and their security holdings has been furnished by them to the Company.

Nominees for Election as Directors

          Bryant R. Riley is founder and Chairman of B. Riley & Co., Inc. B. Riley & Co. is a Southern California based brokerage firm providing research and trading ideas primarily to institutional investors. Mr. Riley is also the founder and Chairman of Riley Investment Management, LLC, an investment adviser which provides investment management services. Prior to 1997, Mr. Riley held a variety of positions in the brokerage industry, primarily as an Institutional Salesman and Trader. From October 1993-January 1997 he was a co-head of Equity at Dabney-Resnick, Inc., a Los Angeles based brokerage firm. From 1991-1993 he was a co-founder of Huberman-Riley, a Texas based brokerage firm. Mr. Riley graduated from Lehigh University in 1989 with a B.S. in finance. He also serves on the board of directors of Aldila, Inc., Alliance Semiconductor Corporation, DDi Corp., and lcc International, Transmeta, and Silicon Storage.

          Michael B. Solow is the Managing Partner of the Chicago office of Kaye Scholer LLP, an international law firm based in New York City, where he has practiced since January 2001 and is currently a member of the firm’s Executive Committee and Co-Chairman of the Corporate Restructuring Practice Group. Prior to joining Kaye Scholer LLP, Mr. Solow was a Partner and Practice Manager for the Financial Services Practice at Hopkins & Sutter, a Chicago, Illinois law firm. Mr. Solow has previously served on other corporate boards, including Camelot Music, Inc.

Continuing Class I Directors (terms expiring in 2010)

          Robert J. Higgins, Chairman of the Board, founded the Company in 1972, and he has participated in its operations since 1973. Mr. Higgins has served as Chairman and Chief Executive Officer of the Company for more than the past five years. He is also the Company’s principal shareholder. See “PRINCIPAL SHAREHOLDERS.”

          Dr. Joseph G. Morone has been the President and CEO of Albany International Corp since January 2006 and President since August 2005. From August 1997 to July 2005 he was the President of Bentley College. Previously, Dr. Morone was the Dean of Rensselaer Polytechnic Institute’s Lally School of Management and Technology from July 1993 to July 1997. Prior to his appointment as dean, Dr. Morone held the Andersen Consulting Professorship of Management and was Director of the School of Management’s Center for Science and Technology Policy. Before joining the School of Management in 1988, Dr. Morone was a senior associate for the Keyworth Company, a consulting firm specializing in technology management and science policy. Dr. Morone also served in the White House Office of Science and Technology Policy and spent seven years at General Electric Company’s Corporate Research and Development. Dr. Morone also serves on the Board of Directors of Albany International Corp.

Continuing Class II Director (terms expiring in 2011)

          Isaac Kaufman, a Certified Public Accountant, has been Chief Financial Officer and Senior Vice President of Advanced Medical Management Inc., a manager of medical practices and an outpatient surgical center, since September 1998. Mr. Kaufman was Executive Vice President and Chief Financial Officer of Bio Science Contract Production Corporation, a contract manufacturer of biologics and pharmaceutical products, from February 1998 to September 1998. Mr. Kaufman serves as a Director of Kindred Healthcare, Inc. which operates nursing centers and long-term acute care hospitals and Hanger Orthopedics, which operates Orthotics and Prosthesis patient care centers.

EQUITY OWNERSHIP BY DIRECTORS
AND EXECUTIVE OFFICERS

          The following table sets forth the beneficial ownership of Common Stock as of May 1, 2009, by each Director and Named Executive Officer of the Company and all Directors and executive officers as a group. All shares listed in the table are owned directly by the named individuals, unless otherwise indicated therein. The Company believes that the beneficial owners have sole voting and investment power over their shares, except as otherwise stated or as to shares owned by spouses.

Name	Positions With the Company	Age	Year First Elected as Director/ Officer	Direct Ownership	Shares that may be acquired within 60 days of May 1, 2009	Total Shares Beneficially Owned		Percent of Class

Robert J. Higgins	Chairman of the Board and Chief Executive Officer	68	1973	13,395,813	4,000,000	17,395,813	(1)	49.2%
Isaac Kaufman	Director	62	1991	34,500	50,846	85,346		*
Dr. Joseph G. Morone	Director	56	1997	91,020	11,023	102,043		*
Bryant Riley	Director	42	2009	2,038,082	—	2,038,082		6.5%
Michael B. Solow	Director	50	1999	52,544	24,741	77,285		*
James A. Litwak	President - COO	55	2005	8,745	150,000	158,745		*
Bruce J. Eisenberg	Executive Vice President - Real Estate	49	1995	19,924	445,000	464,924		1.5%
John J. Sullivan	Executive Vice President - Chief Financial Officer and Secretary	56	1995	114,583	445,000	559,583		1.8%
All Directors and Officers as a group (8 persons)				15,755,211	5,126,610	20,881,821		57.2%

*	Less than 1% of issued and outstanding common shares

(1)

Includes 4,000,000 shares that may be acquired within 60 days of May 1, 2009, 50,550 shares owned by the wife of Robert J. Higgins and 137,500 shares owned by a foundation controlled by Robert J. Higgins, and excludes 817,761 shares owned by certain other family members of Robert J. Higgins who do not share his residence. Mr. Higgins disclaims beneficial ownership with respect to those shares owned by family members other than his wife.

CORPORATE GOVERNANCE

The Board of Directors

     Meetings and Attendance

          The Board of Directors held five meetings during the 2008 fiscal year. All of the Directors attended greater than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board on which such Director served.

     Code of Business Ethics

          The Board of Directors has adopted a Code of Conduct applicable to the Company’s officers, employees, Directors and Consultants. The Code of Ethics is available on the Company’s website, www.twec.com. A copy of the Code of Ethics is available in print to any stockholder who requests them, in writing to the Company’s Corporate Secretary, Trans World Entertainment Corporation, 38 Corporate Circle, Albany, NY, 12203.

     Guidelines for Evaluating Independence of Directors

          A majority of the Board are independent directors in accordance with the standards of the NASDAQ Stock Market and as described below. The Nomination and Governance Committee as well as the Board annually reviews relationships that Directors may have with the Company to make a determination of whether there are any material relationships that would preclude a Director being independent.

          The standards relied upon by the Board in affirmatively determining whether a director is “independent,” in compliance with the rules of the NASDAQ Stock Market, are comprised, in part, of those objective standards set forth in the NASDAQ rules. The Board is responsible for ensuring that independent directors do not have a material relationship with the Company or its affiliates or any executive officer of the Company or his or her affiliates. These guidelines are consistent with the independence requirements of the NASDAQ listing standards.

     Presiding Director

          The non-management directors annually elect one independent director to be the Presiding Director. Dr. Morone currently serves as the Presiding Director. The Presiding Director’s responsibilities are to:

•	Preside over executive sessions of the non-management directors and at all meetings at which the Chairman is not present;

•	Call meetings of the non-management directors as he or she deems necessary;

•	Serve as liaison between the Chairman and the non-management directors;

•	Approve agendas and schedules for Board meetings;

•	Advise the Chairman of the Board’s informational needs;

•	Communicate goals and objectives to the Chairman and Chief Executive Officer and the results of the evaluation of his performance; and

•	Be available for consultation and communication if requested by major stockholders.

Committees of the Board of Directors

     The Audit Committee

          The Board of Directors has an Audit Committee whose current members are: Isaac Kaufman (Chairman), Dr. Joseph Morone and Bryant Riley. These Directors are, in the opinion of the Board of Directors, “independent” (as defined under the standards of the NASDAQ Stock Market) of management and free of any relation-

ship that would interfere with their exercise of independent judgment as members of the Audit Committee. The Board of Directors has determined that Isaac Kaufman is both independent and qualified as Audit Committee financial expert as such term is defined under the rules and regulations promulgated by the Securities and Exchange Commission and applicable to this Proxy Statement. The Audit Committee held four meetings during the 2008 fiscal year. The Audit Committee’s responsibilities consist of recommending the selection of independent accountants, reviewing the scope of the audit conducted by such accountants, as well as the audit itself, and reviewing the Company’s audit activities and matters concerning financial reporting, accounting and audit procedures, related party transactions and policies generally. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as Appendix B.

     The Compensation Committee

          The Board of Directors has a Compensation Committee, consisting solely of independent Directors, whose current members are: Michael Solow (Chairman), Isaac Kaufman, Dr. Joseph Morone and Bryant Riley. The Compensation Committee held seven meetings during the 2008 fiscal year. The Compensation Committee formulates and gives effect to policies concerning salary, compensation, stock options and other matters concerning employment with the Company. The processes and procedures used for the consideration and determination of executive compensation are described in the section of this Proxy captioned “Compensation Discussion and Analysis.” The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is attached as Exhibit B to the 2007 Proxy Statement. A copy of the report of the compensation committee is on page 10 of this Proxy Statement.

     The Nominating and Governance Committee

          The Board of Directors has a Nominating and Corporate Governance Committee, consisting of independent Directors, whose current members are: Dr. Joseph Morone (Chairman), Isaac Kaufman, Bryant Riley, and Michael Solow. The Nominating and Corporate Governance Committee held two meetings during the 2008 fiscal year. The Nominating Committee develops qualification criteria for Board members; interviews and screens individuals qualified to become Board members in order to make recommendations to the Board; and oversees the evaluation of executive management. The Committee seeks to select a Board that is strong in its collective knowledge of and diversity of skills and experience concerning retail operations, accounting and finance, management and leadership, vision and strategy, risk assessment and corporate governance. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is attached as Exhibit C to the 2007 Proxy.

          The Nominating and Corporate Governance Committee will consider nominations submitted by Shareholders. To recommend a nominee, a Shareholder should write to the Company’s Secretary. To be considered by the Nominating and Corporate Governance Committee for nomination and inclusion in the Company’s Proxy Statement for its 2010 Annual Meeting of Shareholders, a Shareholder recommendation for a Director must be received by the Company’s Secretary no later than January 15, 2010. Any recommendation must include (i) the name and address of the candidate, (ii) a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements summarized above, and (iii) the candidate’s signed consent to be named in the Proxy Statement and to serve as a Director if elected. The Nominating and Corporate Governance Committee may seek additional biographical and background information from any candidate which, to be considered must be received on a timely basis.

          The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, including a search firm or outside consultant, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Assuming the appropriate biographical and background material is provided for candidates submitted by Shareholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members. The Nominating and Corporate Governance Committee did not receive any nominations from Shareholders for the 2009 Annual Meeting.

Communications with the Board of Directors

          The Board has established a process for Shareholders to communicate with members of the Board. The Chairman of the Nominating and Corporate Governance Committee, with the assistance of the Company’s Secretary, will be primarily responsible for monitoring communications from Shareholders and providing copies or summaries of such communications to the other Directors, as he or she considers appropriate. Communications will be forwarded to all Directors if they relate to appropriate matters and may include suggestions or comments from the Chairman of the Nominating and Corporate Governance Committee. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications. Shareholders who wish to send communications to the Board may do so by writing to:

Dr. Joseph Morone
Chairman of the Nominating and Corporate Governance Committee
c/o the Company’s Secretary
Trans World Entertainment Corporation
38 Corporate Circle
Albany, New York 12203

Compensation of Directors

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Change in Pension Value ($)(5)	All Other Compensation ($)	Total Compensation ($)

Current Directors:
Robert J. Higgins(1)	—	—	—	—	—	—
Isaac Kaufman	84,667	73,393	—	6,371	—	164,431
Dr. Joseph G. Morone	42,250	75,505	—	—	—	117,755
Bryant Riley	2,319	—	—	—	—	2,319
Michael B. Solow	64,431	76,213	—	—	—	140,644
Former Directors:
Brett Brewer	14,778	—	—	—	—	14,778
Mark Cohen	17,028	—	—	—	—	17,028
Martin Hanaka	59,167	—	—	—	—	59,167
Lori Schafer	16,278	—	—	—	—	16,278
Edmond Thomas	16,278	—	—	—	—	16,278

(1)	Although Mr. Higgins also serves as a member of the Board, he does not receive any additional compensation for such service.

(2)

Fees earned reflect the amount of cash received for the annual retainer and Board and committee meeting fees. Fees for Mr. Kaufman, Mr. Solow and Mr. Hanaka includes $26,667, the prorated share of an $80,000 annual retainer received for their service as members of a special committee formed in 2007 and dissolved in 2008. The annual retainer for Mr. Riley, Mr. Brewer, Mr. Cohen, Mr. Hanaka, and Ms. Schafer are prorated for their service time during 2008. Mr. Brewer, Mr. Cohen and Ms. Schafer served on the Board until July 1, 2008. Mr. Hanaka served on the Board until January 12, 2009. Mr. Riley joined the Board effective January 12, 2009.

(3)

Amounts represent the Company’s compensation costs for financial reporting purposes for the year according to SFAS 123R relating to deferred shares granted to the respective directors in 2008 and prior years. See Note 1 to the Consolidated Financial Statements in the Company’s 2008 Annual Report on Form 10-K for the assumptions made in determining SFAS 123R values. These amounts do not necessarily reflect the values that will ultimately be realized with respect to these awards. At January 31, 2009, the aggregate numbers of deferred shares (which are the only unvested shares held by Directors) held by the Company’s outside directors pursuant to awards granted were as follows: Mr. Hanaka - 41,939, Mr. Kaufman — 72,891; Mr. Morone —48,068; and Mr. Solow — 54,200. The SFAS 123R grant date fair value was $3.59 for deferred shares granted in 2008. For former directors, expense related to stock awards was off-set by the reversal of expense related to cancelled unvested shares.

(4)

Amounts represent the Company’s compensation costs for financial reporting purposes for the year according to SFAS 123R relating to options granted to the respective directors in 2008 and prior years rather than values actually realized by such directors during 2008. See Note 1 to the Consolidated Financial Statements in the Company’s 2008 Annual Report on Form 10-K for the assumptions made in determining SFAS 123R values. These amounts do not necessarily reflect the values that will ultimately be realized with respect to these awards. At January 31, 2009, the aggregate numbers of options held by the Company’s outside directors pursuant to awards granted prior year to 2008 were as follows: Mr. Hanaka - 9,000; Mr. Kaufman — 9,000; Mr. Morone —9,000; and Mr. Solow — 17,500. No options were granted in 2008.

(5)

Reflects an estimate of the 2008 increase in actuarial value of the Directors’ Retirement Plan benefit. The estimate was calculated by determining the difference between the normal retirement age benefit accrued as of February 3, 2008 and the normal retirement age benefit accrued as of January 31, 2009.

          Cash Compensation. Each Director who is not a salaried employee of the Company receives a $25,000 retainer per annum plus a $2,000 attendance fee for each Board meeting attended and a $1,000 attendance fee for each committee meeting attended, except that the compensation for telephone conference meetings is $1,000 and $500 for Board and committee telephone conference meetings, respectively. A committee chairperson receives an additional $5,000 retainer per year and the Audit Committee chairperson receives a $15,000 annual retainer. The Company may, in its discretion, determine to pay all or a portion of any annual retainer in shares of Common Stock, in lieu of cash and to make discretionary grants of Common Stock to non employee Directors from time to time. The Company has not elected to pay the annual retainer in shares or make discretionary grants during the past three years.

          Directors Stock Option Plan. Each outside Director is entitled to participate in the Company’s 1990 Stock Option Plan for Non-Employee Directors (the “Directors Plan”). Currently, Messrs. Kaufman, Morone and Solow participate in the Directors Plan. A total of 750,000 shares of Common Stock are reserved for issuance pursuant to non-qualified stock options (the “Director Options”) issued under such plan, and Director Options covering 213,758 shares of Common Stock have been granted and are outstanding. Directors are also eligible to receive shares from the 2005 Long Term Incentive Plan.

          An initial grant of 15,000 Director Options is made to each new Director. In addition, on or about May 1 of each year, Directors receive grants of deferred shares of Common Stock (“Deferred Shares”) under the Directors Plan representing $80,000 in market value of Common Stock as of the date of grant. However, the number of Deferred Shares granted may be no greater than 15,000. The Deferred Share grants vest on the third anniversary of the date of grant. Prior to December 31, 2008, each Director elected to either receive Common Stock upon vesting or defer the receipt of such Common Stock until such person is no longer a Director; provided that Deferred Shares will immediately vest and be distributed upon (1) the death or permanent disability of a Director or (2) certain events amounting to a sale or reorganization of the Company. The Board of Directors is authorized, in its discretion, to grant additional Director Options or Common Stock awards to Directors Plan participants. During fiscal 2008, annual grants to outside Directors of 105,000 Deferred Shares were made. Effective with the May 1, 2009 grant, each Board member can elect to receive the $80,000 in cash, in lieu of shares, provided that the Board member holds 4x the value of the annual retainer ($100,000) in Common Stock, including Deferred Shares, as of based on the 120 day average close price as of December 1st.

          Retirement Plan. Prior to June 1, 2003 the Company provided the Board of Directors with a noncontributory, unfunded retirement plan that paid a retired Director an annual retirement benefit equal to 60% of the annual retainer at the time of retirement plus a 3% annual increase through the final payment. Payments began at age 62 or retirement, whichever was later, and continued for 10 years or the life of the Director and his or her spouse, whichever period is shorter. Partial vesting in the retirement plan began after six years of continuous service. Participants became fully vested after 12 years of continuous service on the Board.

          As of June 1, 2003, new Directors were not covered by the retirement plan. Directors who were not yet vested in their retirement benefits at such time had the present value of benefits already accrued converted to Deferred Shares under the Directors Plan. Directors that were fully or partially vested in their retirement benefits on June 1, 2003 were given a one time election to continue to participate in the retirement program or convert the present value of benefits already accrued to Deferred Shares under the Directors Plan as of June 1, 2003. As of the completion of the last fiscal year, only Mr. Kaufman participated in the retirement plan.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

          This Compensation Discussion and Analysis describes the material elements of compensation for the Company’s executive officers identified in the Summary Compensation Table below (who are referred to below as the “named executive officers”), the process by which such elements are determined and established by the Compensation Committee for the respective individuals and the principles and considerations underlying such determinations.

          The compensation decisions for the named executive officers relating to 2008 took into account, among other things, the Company’s unfavorable consolidated financial results and the decline in the market price of the Company’s stock. Discussions relating to the Company’s consolidated financial results and operating performance for the year are contained in the Management’s Discussion and Analysis section of the Company’s 2008 Annual Report on Form 10-K.

Compensation Objectives and Approach

          The objectives of our compensation programs are to attract, motivate, retain and reward executives and employees who will make substantial contributions toward the Company’s meeting the financial, operational and strategic objectives that we believe will build substantial value for the Company’s stockholders. In an effort to achieve these objectives, the key elements of such programs consist of base salary, annual performance-based cash bonuses and share-based compensation.

Compensation Consultant and Peer Group

          In order to assist the Compensation Committee in performing its functions, the committee engaged Frederic Cook & Co. Inc (“Cook”), an expert independent compensation consulting firm. Cook provided research, analysis and recommendations to the Compensation Committee regarding the named executive officers’, including as to both equity and non-equity compensation, based on directions provided to it by the Compensation Committee. Cook services and fees are subject to the review and approval of the Compensation Committee on an ongoing basis. Cook does not perform any services for the Company or its subsidiaries other than in its role as consultant to the Compensation Committee.

          In connection with its services, Cook assisted the Compensation Committee in establishing a peer comparator group for compensation analysis purposes. The group utilized in 2008 consisted of the following companies in the retail sector:

•	A.C. Moore Arts and Crafts

•	American Greetings

•	Big 5 Sporting Goods

•	Books-A-Million

•	Build-A-Bear Workshop

•	Children’s Place

•	Cost Plus

•	Dollar Tree

•	Finish Line

•	Fossil

•	Gander Mountain

•	Genesco

•	Hastings Entertainment

•	Hibbett Sports

•	Jo-Ann Stores

•	Navarre

•	Tuesday Morning

•	Zale

          The members of this group were recommended by Cook to the Compensation Committee based upon Cook’s review of the universe of companies in the retail sector and were selected by Cook based on such members’ market capitalizations, revenues and other financial and business characteristics it believed would make them appropriate to include in the group.

Compensation Determination Process and Considerations

          Mr. Higgins makes proposals to the Compensation Committee regarding the elements of compensation for each of the named executive officers, including his own compensation, and the Compensation Committee has full authority and discretion to accept, reject or modify these proposals. The Compensation Committee’s compensation determinations regarding the named executive officers are reviewed by the full Board. Generally, these determinations are made annually and occur at the Compensation Committee’s first regular meeting of each calendar year occurring in March, at which cash bonuses and share-based awards, if any, relating to the named executive officers’ performance during the preceding calendar year are granted, and any base salary adjustments for the current year are implemented. In preparation for these meetings, Mr. Higgins meets with the Compensation Committee Chairman to present his preliminary compensation proposals relating to the named executive officers to be addressed upon in the March meeting, based on the anticipated full-year financial results for the Company and its subsidiaries.

          The Compensation Committee reviews and approves each element of compensation of the named executive officers. In establishing the levels and components of compensation to the named executive officers, the Committee, as a threshold matter, evaluates the overall performance for the year.

          Key elements considered in the Compensation Committee’s performance evaluations include corporate performance compared to the financial, operational and strategic goals for the applicable period, the officer’s contributions to such performance and the officer’s other accomplishments for the benefit of the Company during such period. In these evaluations, the Compensation Committee does not apply rigid formulas with respect to amount of compensation paid and allocation between cash and non cash compensation or necessarily react to short-term changes in financial performance. Such evaluations also take into account the nature, scope and level of the named executive officer’s responsibilities and the officer’s level of experience, past levels of compensation and changes in such levels, tenure with the Company, other opportunities potentially available to such officer and the comparator group compensation data discussed above. In addition, the members of the Compensation Committee interact with each of the named executive officers in connection with the regular meetings of the Company’s Board of Directors, which provides the committee with an additional basis for evaluating such officer and his performance. Based on all of these general evaluative factors and the additional factors described below that vary among the named executive officers, the Compensation Committee makes its assessments and determines the components and levels of compensation for each such officer.

Cash Compensation

          The Company pays base salaries at levels it believes will attract and retain key employees and ensure that our compensation program is competitive. Base salaries for the named executive officers are established by the Compensation Committee, and reviewed by such committee for potential adjustment on an annual basis, based on the considerations described in the preceding section. The base salary amounts paid to the named executive officers during 2008 are shown in the Summary Compensation Table on page 14. In light of current economic conditions and the Company’s overall financial performance for 2008, the Compensation Committee determined not to implement any 2009 base salary increases for the associates of the Company, including each of the named executive officers, with approval of the Compensation Committee.

          The annual incentive bonus plan, whose results are shown in the Summary Compensation Table in the Non-Equity Incentive Compensation columns, provides for a cash bonus, dependent upon the level of achievement of the stated corporate goals, calculated as a percentage of the officer’s base salary, with higher ranked executive officers being compensated at a higher percentage of base salary. The Compensation Committee approves the target annual incentive award for the Chief Executive Officer and for each officer below the Chief Executive Officer level, bases the target on the Chief Executive Officer’s recommendations. For fiscal 2008, a performance goal was adopted for them relating to the achievement of earnings before interest, taxes, depreciation and amortization of $7 million. Based on the performance of the Company, none of the named executive officers received cash bonuses for 2008. The Company reserves the right to pay discretionary cash bonuses to the named executive officers.

          For 2009, the target bonus awards (as a percentage of base salary) will be as follows: Chief Executive Officer, 100%; Chief Operating Officer, 70%; and Executive Vice President, 55%. Depending on the achievement of the predetermined targets, the annual bonus may be less than or greater than the target bonus. Maximum payout (as a percentage of base salary) for officers is as follows: Chief Executive Officer, 200%; Chief Operating Officer, 140%; and Executive Vice President, 110%. Further information regarding the 2009 bonus opportunities to our named executives is set forth under “Grant of Equity and Incentive Plan Based Awards’’. Target bonus awards for the named executive officers will be paid based 25% on the Company hitting breakeven EBITDA and 75% based on cash flow from operations of $46 million.

Share-Based Compensation

     General Objectives and Overview

          As noted above, the Company believes that a component of its officers’ compensation should consist of share-based incentive compensation, which appreciates or depreciates in value in relation to the market price of our common stock. Accordingly, the Compensation Committee has in recent years made, and intends in the future continue to make, annual and other grants of share-based awards to the named executive officers and other key employees in such amounts as the Committee believes will accomplish the objectives of our compensation programs. As discussed below, the holder’s ability to realize any financial benefit from these awards typically requires the fulfillment of substantial vesting requirements that are performance contingency-related in some cases and time-related in others. Accordingly, the Company believes that these awards provide substantial benefit to the Company in creating appropriate performance incentives and in facilitating the long-term retention of employees who add significant value.

          Share-based awards to the named executive officers take two different forms: stock settled appreciation rights (referred to below as “SSARS”), and restricted share units (“Share Units”), which entitle the recipient to receive a cash payment equal to the value of such units upon the completion of a vesting period, along with dividend equivalents during the period that such units are outstanding. Such compensation is awarded under the Long Term Share and Incentive Award Plan. A summary description of the plan begins at page 22.

     Stock Settled Appreciation Rights

          SSARS give the holder the right, generally for a period of ten years, to receive value tied to the post-grant appreciation in the value of the underlying shares subject to the award. The SSARS will provide a financial benefit to the holder only to the extent that the price of our stock increases above the exercise price and the holder remains employed during the vesting period, which is generally three years, thus providing a substantial incentive for the employee to continue employment with the Company. Employees generally forfeit any SSARSs not vested at the time that their employment terminates. In addition, the SSARSs serve to align employees’ interests with those of our stockholders by providing an incentive to make contributions that will assist in increasing the market price of our stock.

          Share Units

          Share Units give the holder the right to receive the cash equivalent of one share of Company Common Stock for each unit held and to receive dividend equivalents while the units are outstanding. As in the case of the SSARS that we grant, Share Units are subject to vesting requirements that provide the Company with benefits from the standpoint of employee retention. All of these requirements have been time-based to date, with the exception of performance based share units granted to Mr. Higgins as discussed under Employment agreements on page 15.

          2008 Grants

          The Company has generally granted share-based awards to employees at a regular time each year. These grants have been approved at the regular Compensation Committee meeting held in March, as discussed above. The Company did not award its customary annual grant in 2008 and will not award such grant in 2009.

          On October 10, 2008, the Compensation Committee of the Company approved the grant of cash-settled restricted share units under the 2005 Long Term Incentive Plan and deferred cash grants to the named executive officers, other than Mr. Higgins. The restricted share units were granted on November 3, 2008, and 68,807 Share Units were granted with a fair market value of $150,000 on that date, based on the closing price of the Company stock. They will vest as to 50% on the second anniversary of the date of grant and as to 50% on the third anniversary, and they will be settled in cash on the date of vesting. Each of the deferred cash grants will provide for a $150,000 cash payment that will be payable on November 3, 2009, and $75,000 cash payments that will be payable on each of November 3, 2010 and November 3, 2011.

Retirement and Other Benefits

          The Company’s benefits program includes retirement plans and group insurance plans. The objective of the program is to provide Executive Officers with reasonable and competitive levels of protection against the four contingencies (retirement, death, disability and ill health) which could interrupt the Executive Officer’s employment and/or income received as an active employee. Retirement plans, including the supplemental executive retirement plans that cover the Executive Officers, are designed to provide a competitive level of retirement income to Executive Officers and to reward them for continued service with the Company. The retirement program for Executive Officers consists of a supplemental executive retirement plan and the 401(k) plan.

          The group insurance program consists of life, disability and health insurance benefit plans that cover all full-time management and administrative employees and the supplemental long-term disability plan, which covers the named executive officers and other officers.

Other Compensation

          The Company continues to maintain modest executive benefits and perquisites for officers; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites if it deems it advisable. We believe these benefits and perquisites are currently below median competitive levels for comparable companies.

REPORT OF THE COMPENSATION COMMITTEE

          The Compensation Committee is responsible for the oversight of the Company’s compensation programs on behalf of the Board of Directors. In fulfilling this responsibility, we have reviewed and discussed with management the Compensation Analysis and Discussion set forth in this Proxy.

          Based on this review we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy for the Annual Meeting and filed with the Securities and Exchange Commission.

Compensation Committee of the Board of Directors
Michael Solow, Chairman
Isaac Kaufman
Dr. Joseph Morone
Bryant Riley

Summary Compensation Table

          The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and two other most highly compensated Executive Officers:

Name	Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value ($)(5)	All Other Compensation ($)(6)	Total Compensation ($)

Robert J. Higgins	Chairman of the Board and	2008	1,230,769	—	25,000	367,910	—	—	185,232	1,808,911
	Chief Executive Officer	2007	1,250,000	—	18,750	367,910	—	314,015	211,838	2,162,513
		2006	1,274,038	—	—	740,333	—	573,170	223,035	2,810,576

James A. Litwak	President and Chief	2008	450,000	—	16,858	340,531	—	41,684	2,818	851,891
	Operating Officer	2007	450,000	—	9,375	330,029	—	40,429	1,904	831,737
		2006	458,654	—	—	296,600	—	30,975	1,038	787,267

Bruce J. Eisenberg	Executive Vice President -	2008	355,000	—	16,858	59,971	—	—	—	431,829
	Real Estate	2007	355,000	—	9,375	52,969	—	33,030	1,904	452,278
		2006	359,327	—	—	102,634	—	48,059	3,442	513,462

John J. Sullivan	Executive Vice President -	2008	361,827	—	16,858	59,971	—	—	2,818	441,474
	Chief Financial Officer	2007	361,827	—	9,375	52,969	—	88,695	1,904	514,770
	and Secretary	2006	359,327	—	—	102,634	—	95,639	3,442	561,042

(1)	Salary represents amounts earned during fiscal year. 2006 included a 53rd week.

(2)

Amounts represent the Company’s compensation costs for financial reporting purposes for the applicable year according to Statement of Financial Accounting Standards No. 123 (Revised) (“SFAS 123R”) relating to Share Units and restricted shares awarded to the respective named executive officers during 2008 and 2007, respectively. See Note 1 to the Consolidated Financial Statements contained in the Company’s 2008 Annual Report on Form 10-K. Effective on November 3, 2008, 68,807 Share Units were awarded to Mr. Litwak, Mr. Eisenberg and Mr. Sullivan. Effective on May 1, 2007, 9,091 restricted shares were awarded to Mr. Higgins, and 4,545 restricted shares were awarded to Mr. Litwak, Mr. Eisenberg and Mr. Sullivan. These amounts do not necessarily reflect the values that will ultimately be realized with respect to these awards.

(3)

Amounts represent the Company’s compensation costs for financial reporting purposes for the year according to SFAS 123R relating to options and SSARS granted to the respective directors in 2008 and prior years rather than values actually realized by such directors during 2008. See Note 1 to the Consolidated Financial Statements in the Company’s 2008 Annual Report on Form 10-K for the assumptions made in determining SFAS 123R values. Effective on May 1, 2007, 50,000 SSARS were awarded to Mr. Eisenberg and Mr. Sullivan and 75,000 SSARS were awarded to Mr. Litwak. Effective on May 1, 2006, 50,000 SSARS were awarded to Mr. Eisenberg and Mr. Sullivan and 450,000 SSARS were granted to Mr. Higgins. Effective October 24, 2005 300,000 options were awarded to Mr. Litwak. No grants of options or SSARS were made in 2008. These amounts do not necessarily reflect the values that will ultimately be realized with respect to these awards.

(4)

Bonus amounts paid with respect to the 2008 plan year are reported in the column “Non-Equity Incentive Plan Compensation.” As our annual incentive plan is based on performance targets and the targets have not been met in the previous three years, no bonuses were paid to the named executive officers in 2008, 2007 or 2006.

(5)

Increase in Actuarial Value of Defined Benefit Pension: Includes an estimate of the 2008 increase in actuarial value of the named Executive Officers’ defined benefit pension plan benefit. These estimates were calculated by first determining the difference between the normal retirement age benefit accrued as of February 2, 2008 and the normal retirement age benefit accrued as of January 31, 2009.

(6)	Includes the following payments made by the Company to the named executive officers

Name	Year	Perquisites and Other Personnel Benefits ($)(1)	Tax Reimbursements ($)	Insurance Premiums ($)	Company Contributions to Retirement and 401(K) Plans ($)	Severance Payments/ Accruals ($)	Change in Control Payments/ Accruals ($)	Total ($)

Robert J. Higgins	2008	32,991	—	150,000	2,241	—	—	185,232
	2007	59,934	—	150,000	1,904	—	—	211,838
	2006	69,106	—	150,000	3,929	—	—	223,035

James A. Litwak	2008	—	—	—	2,818	—	—	2,818
	2007	—	—	—	1,904	—	—	1,904
	2006	—	—	—	1,038	—	—	1,038

Bruce J. Eisenberg	2008	—	—	—	—	—	—	—
	2007	—	—	—	1,904	—	—	1,904
	2006	—	—	—	3,442	—	—	3,442

John J. Sullivan	2008	—	—	—	2,818	—	—	2,818
	2007	—	—	—	1,904	—	—	1,904
	2006	—	—	—	3,442	—	—	3,442

(1)

Perquisites for the Named Executive Officer include club dues ($6,452) and fees paid for a personal assistant ($26,539). The cost of perquisites was determined on the basis of aggregate incremental cost to the Company.

Employment Agreement

          On December 26, 2008, the Company entered into a new employment agreement Mr. Higgins pursuant to which Mr. Higgins will continue to serve as Chief Executive Officer of the Company. The agreement, which was effective December 31, 2008, replaces the prior employment agreement between Mr. Higgins and the Company dated as of May 1, 2003, the term of which expired on April 30, 2008. The term of the new agreement expires on December 31, 2011, unless earlier terminated in accordance with its terms. The term is subject to automatic one year extensions starting on the second anniversary of the effective date unless prior written notice is given by the Mr. Higgins or the Company.

          Under the agreement, Mr. Higgins will receive an annual base salary of $1,000,000 (or such larger amount as the Company’s Board of Directors may determine from time to time). Under the Agreement Mr. Higgins will be eligible for bonuses under the Company’s executive bonus plan, under which Mr. Higgins will have an annual bonus opportunity of zero to 200% of his base salary based on the achievement of certain performance criteria as approved by the Board of Directors or Compensation Committee. He is entitled to participate in all incentive, savings, retirement, welfare and such other employee benefit programs as are generally in effect for the Company’s executive employees and is also entitled to reimbursement for or payment of certain travel and other expenses. The agreement provides for the award of performance based restricted stock units which will have a fair market value on the date of grant equal to $1,100,000. The number of units that will vest and the value of such units will depend on the Company achieving certain goals set by the Board and the stock price on the date of vesting.

          Mr. Higgins has agreed to certain confidentiality, non-competition and non-solicitation provisions. In addition, he shall be entitled to gross-up payments in the event excise taxes on payments or benefits made to him are imposed under Section 4999 of the Internal Revenue Code or any similar state or local tax law. The agreement also provides for indemnification during the contract period and for a period of five years thereafter.

Grants of Equity and Incentive Plan-Based Awards

          The following table provides information Share Units granted and annual incentive bonus plan awards, as applicable, to the named executive officers during the year ended January 31, 2009:

					All Other Stock Awards; Number of Shares of Stock (#) (2)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Robert J. Higgins	7/1/2008	237,500	500,000	937,500	—	—	—	—

James A. Litwak	7/1/2008	56,250	135,000	225,000	—	—	—	—
	11/3/2008	—	—	—	68,807	—	—	150,000

Bruce J. Eisenberg	7/1/2008	35,500	88,750	142,000	—	—	—	—
	11/3/2008	—	—	—	68,807	—	—	150,000

John J. Sullivan	7/1/2008	35,500	88,750	142,000	—	—	—	—
	11/3/2008	—	—	—	68,807	—	—	150,000

(1)	The amounts indicated reflect the possible payouts for the 2008 annual incentive bonus plan. Based on 2008 results no payouts were made to named executive officers in 2008.

(2)	Share Units granted 11/3/2008 which vest in two equal installments on 11/3/2010 and 11/3/2011.

Outstanding Equity Awards at Fiscal Year-end

          The table below summarizes the named executive officers’ equity awards that were unvested or unexercised, as applicable, as of January 31, 2009.

			Option Awards

Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Robert J. Higgins	6/9/1999		200,000	—	13.06	6/9/2009
	5/1/2000		500,000	—	10.88	5/1/2010
	5/1/2001		500,000	—	8.95	5/1/2011
	5/1/2002		550,000	—	8.02	5/1/2012
	5/1/2003		500,000	—	3.50	5/1/2013
	5/1/2003		500,000	—	3.50	5/1/2013
	5/1/2004		550,000	—	10.31	5/1/2014
	5/1/2005		475,000	—	14.32	5/1/2015
	5/1/2006	(1)	—	450,000	5.32	5/1/2016
	5/1/2007	(2)	—	—	—	—	4,546	3,455

James A. Litwak	10/24/2005	(3)	150,000	150,000	7.10	10/24/2015
	5/1/2007	(1)	—	75,000	5.50	5/1/2017
	5/1/2007	(2)	—	—	—	—	2,273	1,727
	11/3/2008	(4)	—	—	—	—	68,807	52,293

Bruce J. Eisenberg	5/3/1999		75,000	—	15.25	5/3/2009
	5/1/2000		50,000	—	10.88	5/1/2010
	5/1/2001		50,000	—	8.95	5/1/2011
	5/1/2002		60,000	—	8.02	5/1/2012
	5/1/2003		150,000	—	3.50	5/1/2013
	5/1/2004		60,000	—	10.31	5/1/2014
	5/1/2005		50,000	—	14.32	5/1/2015
	5/1/2006	(1)	—	50,000	5.32	5/1/2016
	5/1/2007	(1)	—	50,000	5.50	5/1/2017
	5/1/2007	(2)	—	—	—	—	2,273	1,727
	11/3/2008	(4)	—	—	—	—	68,807	52,293

John J. Sullivan	5/3/1999		75,000	—	15.25	5/3/2009
	5/1/2000		50,000	—	10.88	5/1/2010
	5/1/2001		50,000	—	8.95	5/1/2011
	5/1/2002		60,000	—	8.02	5/1/2012
	5/1/2003		150,000	—	3.50	5/1/2013
	5/1/2004		60,000	—	10.31	5/1/2014
	5/1/2005		50,000	—	14.32	5/1/2015
	5/1/2006	(1)	—	50,000	5.32	5/1/2016
	5/1/2007	(1)	—	50,000	5.50	5/1/2017
	5/1/2007	(2)	—	—	—	—	2,273	1,727
	11/3/2008	(4)	—	—	—	—	68,807	52,293

(1)	Represents unexercisable SSARS which vest three years after the date of grant.

(2)	Represents restricted shares granted on 5/1/2007 which vest on 5/1/2009.

(3)	Represents unexercisable options which vest on 10/24/2009.

(4)	Represents Share Units which vest 50% two years after grant and 50% three years after grant.

Fiscal 2008 Option Exercises and Stock Vested

          The following table summarizes options exercised and stock awards that vested during the last completed fiscal year.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)

Robert J. Higgins	—	—	4,546	16,502
James A. Litwak	—	—	2,272	8,247
Bruce J. Eisenberg	—	—	2,272	8,247
John J. Sullivan	—	—	2,272	8,247

(1)	Represents the vesting of restricted shares granted on 5/1/2007. The value realized is based on the closing price on the vesting date.

Pension Benefits

          The Company maintains a non-qualified Supplemental Executive Retirement Plan (“SERP”) for certain Executive Officers of the Company. The SERP, which is a nonqualified plan, provides eligible executives defined pension benefits that supplement benefits under other retirement arrangements. The annual benefit amount is equal to 50% of the average of the participant’s base compensation for the five years prior to retirement plus the average of the three largest bonus payments for the last five years prior to retirement, to the extent vested. Participants vest 35% after 10 years, 75% after 20 years and 100% after 20 years of service and retirement at the age of 65. Payments are made in equal installments over 20 years. The Company has established a Rabbi Trust whose purpose is to be a source of funds to pay benefits to participants in the SERP. As of January 31, 2009, total assets related to the Rabbi Trust were $3.7 million related to the cash surrender value of trust owned life insurance policies. The following table illustrates pension benefits accrued under the Supplemental Executive Retirement Plan:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Robert J. Higgins	Supplemental Executive	36	8,619,457	—
	Retirement Plan
James A. Litwak	Supplemental Executive	3	113,088	—
	Retirement Plan
Bruce J. Eisenberg	Supplemental Executive	15	415,338	—
	Retirement Plan
John J. Sullivan	Supplemental Executive	17	778,860	—
	Retirement Plan

(1)

The amounts shown in this column are based on the same assumptions used in preparation of the Company’s 2008 Consolidated Financial Statements, which are described in Notes 1 and 8 to the Company’s 2008 Consolidated Financial Statements.

Potential Payments Upon Termination or Change of Control

          The following table illustrates potential payments upon termination or change of control as of January 31, 2009:

		Involuntary
						Change of Control
	Voluntary	For Cause	W/O Cause	Death	Disability

Retirement Benefits(1)
Mr. Higgins	—	—	—	—	—	—
Mr. Litwak	—	—	—	963,937	963,937	963,937
Mr. Eisenberg	—	—	—	336,862	336,862	336,862
Mr. Sullivan	—	—	—	444,750	444,750	444,750
Equity(2)
Mr. Higgins	—	—	—	3,455	3,455	3,455
Mr. Litwak	—	—	—	54,021	54,021	54,021
Mr. Eisenberg	—	—	—	54,021	54,021	54,021
Mr. Sullivan	—	—	—	54,021	54,021	54,021
Severance Benefits
Mr. Higgins(3)	2,000,000	—	2,000,000	—	2,000,000	2,000,000
Mr. Litwak(4)	—	—	225,000	225,000	225,000	225,000
Mr. Eisenberg(4)	—	—	102,404	102,404	102,404	102,404
Mr. Sullivan(4)	—	—	122,885	122,885	122,885	122,885
Health and Welfare Benefits (5)
Mr. Higgins	—	—	10,069	—	10,069	10,069
Mr. Litwak	—	—	2,517	2,517	2,517	2,517
Mr. Eisenberg	—	—	1,452	1,452	1,452	1,452
Mr. Sullivan	—	—	1,743	1,743	1,743	1,743

(1)

Under provisions of the Trans World Entertainment Supplemental Executive Retirement Plan, a participant would be fully vested in their pension benefit in the event of death, disability or of a change in control of the Company. The estimated present value of the accelerated vesting due to the death, disability or change in control provisions as presented are as of 1/31/2009. Additionally, all benefits under the Supplemental Executive Retirement Plan will be forfeited in the event of any of the following: competitive conduct during the 5 years following termination of employment or at any time while in receipt of benefits; solicitation for employment or employment of company employees during the 5 years following termination or at any time while in receipt of benefits (this clause is waived in the event of a change in control); disclosure of confidential information; or termination for cause.

(2)	Value as of January 31, 2009 of unvested equity awards. These awards vest pursuant the terms of the 2005 Long Term Incentive Plan and applicable award agreement.

(3)	Severance provisions as provided by Mr. Higgins employment agreement, as described above.

(4)	Severance provisions as provided by the Company’s severance guidelines, as described below.

(5)	Anticipated costs of continuing life insurance, disability, medical, dental and hospitalization benefits for estimated severance period.

Severance

          Other than the employment agreement entered into between the Company and Mr. Higgins, the Company has not entered into any agreements with the named executive officers which provide severance or other benefits upon a termination of employment or a change of control.

          Mr. Higgins’ employment agreement provides that, in the event of his termination by reason of death or disability (as defined in the agreement), the executive (or in the case of death, the executive’s spouse or estate) shall be entitled to receive: (i) earned but unpaid base salary; (ii) reimbursement for expenses incurred prior to termination; (iii) payment for accrued but unused vacation; and (iv) the annual bonus for the fiscal year of termination in an amount determined by the Compensation Committee based on the achievement of performance goals for the fiscal year but pro-rated to reflect the number of days in the fiscal year through the date of termination. Following a termination by reason of disability, the he will also receive an amount equal to two times his base salary for the period from the date of termination through the six month anniversary of the date of termination.

          In the event of his termination by the Company for cause (as defined in the agreement) or by the executive for any reason other than good reason (as defined in the agreement), the Company’s remaining obligations under the agreement shall terminate.

          In the event of his termination by the Company for any reason other than cause, death or disability or by the executive for good reason, Mr. Higgins shall be entitled to receive: (i) earned but unpaid base salary and accrued but unused vacation; (ii) reimbursement for expenses incurred prior to termination; and (iii) an amount equal to two times his base salary for the period from the date of termination until the latest of (A) the third anniversary of the effective date of the agreement, (B) the end of the contract period or (C) one year after the date of termination. In addition, the Mr. Higgins (and his dependants) will be entitled to continue participation in the Company’s medical, dental and vision care plans until the latest of (x) the third anniversary of the effective date; (y) the end of the contract period or (z) one year after the date of termination, provided, however, that such participation shall cease on any earlier date that Mr. Higgins becomes eligible for substantially similar benefits from a subsequent employer.

          The Company has severance guidelines that are applicable to Officers, including Executive Officers, who are not party to an employment agreement. Under those guidelines, which are subject to review and amendment by the Committee from time to time, an Officer whose employment is terminated by the Company as a result of a reduction in force, position elimination or a failure to keep pace with the strategic demands of his or her position and who executes a release in the form requested by the Company is generally entitled to continue to receive one week of salary continuation, and continued participation in other benefit plans, for each year of service, with a minimum of 13 weeks for Vice President level officers and 26 weeks for the President and a maximum of 26 weeks for Vice President level officers and 52 weeks for the President.

Deductibility of Compensation Expenses

          Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for annual compensation over $1 million for its Chief Executive Officer or any of its three other highest paid Executive Officers (other than the Chief Executive Officer and Chief Financial Officer). Qualifying performance based compensation will not be subject to the deduction limit if certain requirements are met. Executive compensation is structured to avoid limitations on deductibility where this result can be achieved consistent with the Company’s compensation goals.

Compensation Committee Interlocks and Insider Participation

          There were no Compensation Committee interlocks during fiscal 2008. None of the Committee’s members was an officer or employee of the Company, a former officer of the Company, or a party to any relationship requiring disclosure under Item 404 of Regulation S-K.

RELATED PARTY TRANSACTIONS

          The Company leases its 181,300 square foot distribution center/office facility in Albany, New York from Robert J. Higgins, its Chairman, Chief Executive Officer and largest shareholder, under three capital leases that expire in the year 2015. The original distribution center/office facility was occupied in 1985.

          Under the three capital leases, dated April 1, 1985, November 1, 1989 and September 1, 1998, the Company paid Mr. Higgins an annual aggregate rent of $2.1 million in 2008. Pursuant to the terms of the lease agreements, effective January 1, 2002 and every two years thereafter, rental payments will increase in accordance with the biennial increase in the Consumer Price Index. Under the terms of the lease agreements, the Company is responsible for property taxes, insurance and other operating costs with respect to the premises. Mr. Higgins’ obligation for principal and interest on his underlying indebtedness relating to the real property is approximately $1.1 million per year. None of the leases contain any real property purchase options at the expiration of its term.

          The Company leases one of its retail stores from Mr. Higgins under an operating lease. Annual rental payments under this lease were $40,000 in 2008. Under the terms of the lease, the Company pays property taxes, maintenance and a contingent rental if a specified sales level is achieved. Total additional charges for the store, including contingent rent, were approximately $7,400 in 2008.

          The Company occasionally utilizes privately chartered aircraft owned or partially owned by Mr. Higgins, for Company business. The Company charters an aircraft from Richmor Aviation, an unaffiliated corporation that leases an aircraft owned by Mr. Higgins, for Company business. Payments to Richmor Aviation, to charter the aircraft owned by Mr. Higgins, in 2008 were $205,000.

          Mark Higgins, the son of Robert J. Higgins was employed with the Company as Vice President —Merchandising Video, Video Games, Electronics and Accessories. During 2008, Mark Higgins received $212,000 in cash compensation and was granted 11,468 restricted stock units.

          The Board has assigned responsibility for reviewing related party transactions to its Audit Committee. The Audit Committee has adopted a written policy pursuant to which all transactions between the Company or its subsidiaries and any Director or Officer must be submitted to the Audit Committee for consideration prior to the consummation of the transaction. The Audit Committee reports to the Board, for its review, on all related party transactions considered. The transactions that were entered into with an “interested Director” were approved by a majority of disinterested Directors of the Board of Directors, either by the Audit Committee or at a meeting of the Board of Directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 generally requires the Company’s Directors, Executive Officers and persons who own more than ten percent of the registered class of the Company’s equity securities to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely upon its review of the copies of such reports received by it, or upon written representations obtained from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its officers, Directors, and greater than ten percent stockholders were complied with.

REPORT OF THE AUDIT COMMITTEE

          The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors and monitors the Company’s efforts to comply with certain aspects of the Sarbanes-Oxley Act of 2002. The Audit Committee of the Board has reviewed and discussed the Company’s audited financial statements with the Company’s Management and its independent accountants, KPMG LLP. Management is responsible for the financial statements and the underlying financial reporting processes, including the system of internal controls. The Audit Committee has discussed with KPMG LLP, the Company’s independent accountants, the matters required to be discussed under professional standards. The Audit Committee also has received the written disclosures and the letter from the independent accountants required by Independence

Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and has discussed with KPMG LLP the independence of such independent accounting firm. The Committee has also considered whether the independent accountants’ provision of information technology and other non-audit services to the Company is compatible with the accountants’ independence.

          The Audit Committee also discussed with the Company’s internal auditors and with KPMG LLP the overall scope and plans for their respective audits. The Audit Committee meets periodically with the Company’s internal auditors and with KPMG LLP, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal controls and the overall quality and transparency of the Company’s financial reporting. Based on its review and discussions referred to above, The Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended January 31, 2009 be included in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended January 31, 2009.

Audit Committee of the Board of Directors
Isaac Kaufman (Chairman)
Dr. Joseph Morone
Bryant Riley

Item 2. APPROVAL OF THE TRANS WORLD ENTERTAINMENT CORPORATION BONUS PLAN

          The Board of Directors has adopted, subject to shareholder approval, the Trans World Entertainment Corporation Executive Bonus Plan (the “Bonus Plan”). The Bonus Plan will be administered by the Compensation Committee (the “Committee”) and is intended to serve as a qualified performance-based compensation program under Section 162(m) of the Internal Revenue Code, as amended (the “Code”). Section 162(m) of the Code limits the amount of compensation expense that the Company can deduct for income tax purposes. In general, a public company cannot deduct annual compensation in excess of $1 million paid in a year to the chief executive officer or an executive officer whose compensation is required to be included in the summary compensation table contained in the company’s proxy statement by reason of being one of its three most highly compensated executive officers other than its chief executive officer and chief financial officer (the “Covered Employees”). However, compensation that constitutes “qualified performance-based compensation” is not subject to this deduction limitation. Among the requirements for compensation to qualify for this exception is that the material terms pursuant to which the compensation is to be paid, including the performance goals, be disclosed to and approved by the shareholders in a separate vote. If such shareholders approval is not obtained, bonuses or other performance-based compensation paid to the Company’s Covered Employees under the Bonus Plan may not be fully tax deductible to the Company. Accordingly, the Bonus Plan is being submitted to the shareholders for approval at the 2009 Annual Meeting.

          The following summary of the Bonus Plan, is qualified in its entirety by reference to the text of the Bonus Plan attached as Appendix A to this Proxy Statement.

          Purpose of the Plan. The Bonus Plan provides the Company with an additional means to attract and retain executive officers by providing them with an opportunity to earn annual incentive compensation, contingent on the achievement of certain performance goals, as an incentive and reward for their contributions to the growth, profitability and success of the Company from year to year.

          Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee shall have the authority to establish performance goals for the awards for each plan year; to determine the participants for each plan year; to determine whether performance goals for each plan year have been achieved; to authorize payment of awards under the Bonus Plan, including determining the form and timing of payment and any conditions (such as further service requirements) that will apply to such payment; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Bonus Plan as it shall deem advisable; and to interpret the terms and provisions of the Plan.

          Determination of Awards. The amount of a participant’s award for any plan year shall be an amount not greater than $3,000,000, which amount shall be determined based on the achievement of one or more performance goals established by the Committee. Performance goals may vary as among participants and shall be based upon one of the following performance criteria, as the Committee may deem appropriate: appreciation in value of the Company’s common stock; total shareholder return; earnings per share; operating income; net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pro forma net income; return on equity; return on designated assets; return on capital; economic value created or economic profit; earnings per share and/or growth thereof; revenues; expenses (including expense ratio); new business production; capital markets and/or acquisition transactions; investment programs initiated; operating profit margin; operating cash flow; free cash flow; cash flow return on investment; cash flow; comparable store sales; store closings; operating margin; and net profit margin. Performance goals may be expressed as absolute goals, goals compared to past performance, goals compared to the performance of a published or special index or benchmark deemed applicable by the Committee, or otherwise as determined by the Committee. The performance goals may be determined by reference to the performance of the Company and/or a subsidiary or affiliate of the Company, or of a division or unit of any of the foregoing. The Committee shall designate (i) the participants, (ii) the performance goals and (iii) the corresponding award amounts payable to each participant under the Bonus Plan upon achievement of such performance goals and satisfaction of other conditions under the Bonus Plan or specified by the Committee. So long as an Award is fully contingent upon a measure of performance as specified in the Bonus Plan, the Committee may consider other measures of performance or other circumstances in its exercise of discretion (“negative discretion”) to reduce the final award. The Committee may specify at the time an award opportunity is authorized or at any other time such other performance measures or other terms upon which it will exercise negative discretion.

          Payment of Award. Unless otherwise determined by the Committee at the time the terms of the award are originally established, an award (if any) to a participant for a plan year shall be paid after the end of the plan year and on or prior to the fifteenth day of the third month following the end of the plan year. However, prior to payment, the Committee shall have first certified in writing (i) that the applicable performance goal or goals with respect to such participant for such plan year were satisfied and the level of attainment of such goals, (ii) that all other material terms (if any) upon which payment of the award is conditioned were satisfied and (iii) the amount of each such participant’s award. Payments will be in cash, subject to any conditions the Committee may impose. If a Participant dies after the end of a plan year but before receiving payment of any award, the amount of such award shall be paid to a designated beneficiary or, if no beneficiary has been designated, to the participant’s estate, in the form of a lump sum payment in cash at the time set forth above for payment of awards.

          Non-Transferability. No Award or rights under the Bonus Plan may be transferred or assigned other than by will or by the laws of descent and distribution.

          Amendments and Termination. The Board of Directors may terminate the Bonus Plan at any time and may amend it from time to time, provided, however, that no termination or amendment of the BonusPlan shall materially and adversely affect the rights of any participant or a beneficiary with respect to a previously certified award except with the written consent of such participant or beneficiary. Amendments to the Bonus Plan may be made without shareholder approval except as required to satisfy Section 162(m) of the Code.

U.S. Federal Income Tax Consequences

          The following is a general summary of certain federal income tax aspects with respect to the Bonus Plan, based upon current provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, and does not address the consequences under any state, local or foreign tax laws

          Participants in the Bonus Plan will recognize ordinary income in respect of the compensation paid under such plan. The Company will generally be entitled to a deduction equal to the amount taxable as ordinary income to the participant, subject to the $1 million annual deduction limitation imposed by Section 162(m) of the Code. The Company intends that compensation paid to participants pursuant to the Bonus Plan will generally constitute “qualified performance-based compensation” under Section 162(m) of the Code and, consequently, should generally not be subject to this limitation.

          The foregoing is based upon federal income tax laws and regulations as presently in effect and does not purport to be a complete description of the Federal income tax aspects of the Incentive Compensation Plan. Also, the specific state and local tax consequences to a participant and the Company may vary, depending upon the laws of the various states and localities and the individual circumstances of the participant.

Plan Benefits

          The amount of benefits payable in the future under the Bonus Plan is not currently determinable as it is based on the future satisfaction of the conditions set forth in the plan.

Recommendation of the Board of Directors

          The Board of Directors recommends a vote FOR approval of the Bonus Plan.

OTHER MATTERS

          Other Items. Management knows of no other items or matters that are expected to be presented for consideration at the meeting. If other matters properly come before the meeting, however, the persons named in the accompanying proxy intend to vote thereon in their discretion.

          Proxy Solicitation. The Company will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, Directors, officers, and regular employees of the Company (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy materials to their principals, and the Company will reimburse them for their ordinary and necessary expenses.

          Independent Accountants. The Board of Directors currently intends to select KPMG LLP as independent accountants for the Company for the fiscal year ending January 30, 2010. KPMG LLP has acted as accountants for the Company since 1994, when it purchased the Albany practice of Ernst & Young, the Company’s accountants since 1985. Representatives of KPMG LLP will be present at the Annual Meeting and available to make statements to and respond to appropriate questions of shareholders.

          The appointment of independent accountants is approved annually by the Board of Directors. The decision of the Board is based on the recommendation of the Audit Committee, which reviews and approves in advance the audit scope, the types of non-audit services, and the estimated fees for the coming year. The Audit Committee also reviews and approves non-audit services to ensure that they will not impair the independence of the accountants.

          Before making its recommendation to the Board for appointment of KPMG LLP, the Audit Committee carefully considered that firm’s qualifications as independent accountants for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with KPMG LLP in all of these respects. The Audit Committee’s review included inquiry concerning any litigation involving KPMG LLP and any proceedings by the Securities and Exchange Commission (the “SEC”) against the firm. In this respect, the Audit Committee has concluded that the ability of KPMG LLP to perform services for the Company is in no way adversely affected by any such investigation or litigation. The following is a description of the fees billed to the Company by KPMG LLP for fiscal years 2008 and 2007.

          Audit Fees. Audit fees include fees paid by the Company to KPMG LLP in connection with the annual audit of the Company’s consolidated financial statements and KPMG LLP’s review of the Company’s interim financial statements. Audit fees also include fees for services performed by KPMG LLP that are closely related to the audit and in many cases could only be provided by independent accountants. Such services include comfort letters and consents related to SEC registration statements and certain reports relating to the Company’s regulatory filings. The aggregate fees billed to the Company by KPMG LLP for audit services rendered to the Company and its subsidiaries for fiscal years 2008 and 2007 totaled $740,000 and $795,000, respectively.

          Audit Related Fees. Audit related services include due diligence and audit services related to employee benefit plan audits and certain attest services. The aggregate fees billed to the Company by KPMG LLP for audit related services rendered to the Company and its subsidiaries for fiscal years 2008 and 2007 totaled $19,500 and $67,710, respectively.

          Tax fees. Tax fees include corporate tax compliance and counsel and advisory services. Deloitte and Touche LLP was the Company’s primary tax advisor in 2008. KPMG didn’t receive any fees for tax services in the last two years.

          Each year, the Company reviews its existing practices regarding the use of its independent accountants to provide non-audit and consulting services, to ensure compliance with recent SEC proposals. The Company has a policy which provides that the Company’s independent accountants may provide certain non-audit services which do not impair the accountants’ independence. In that regard, the Audit Committee must pre-approve all audit services provided to the Company, as well as non-audit services provided by the Company’s independent accountants. This policy is administered by the Company’s senior financial management, which reports throughout the year to the Audit Committee.

          Financial Statements. The Company’s 2008 Annual Report to Shareholders (which does not form a part of the proxy solicitation material), including financial statements for the fiscal year ended January 31, 2009 is being sent concurrently to shareholders. If you have not received or had access to the 2008 Annual Report to Shareholders, you may request a copy by writing to: Trans World Entertainment Corporation, Attention: Treasurer, 38 Corporate Circle, Albany, NY 12203, and a copy will be sent to you free of charge.

SUBMISSION OF SHAREHOLDER PROPOSALS

          Shareholders of the Company wishing to include proposals in the proxy material relating to the Annual Meeting of the Company to be held in 2010 must submit the same in writing so as to be received at the executive offices of the Company on or before January 15, 2010. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholders’ proposals. Proposals should be addressed to John J. Sullivan, Secretary, Trans World Entertainment Corporation, 38 Corporate Circle, Albany, NY 12203. No such proposals were received with respect to the Annual Meeting scheduled for June 17, 2009.

By Order of the Board of Directors,

John J. Sullivan,
Secretary

May 20, 2009

APPENDIX A

TRANS WORLD ENTERTAINMENT CORPORATION
EXECUTIVE OFFICERS BONUS PLAN

SECTION 1. Purpose.

          Trans World Entertainment Corporation (the “Company”) hereby establishes, subject to shareholder approval, this Executive Officers Bonus Plan (the “Plan”) in order to provide the Company with an additional means to attract and retain executive officers by providing them with an opportunity to earn annual incentive compensation, contingent on the achievement of certain performance goals, as an incentive and reward for their contributions to the growth, profitability and success of the Company from year to year.

          The Company intends that compensation payable under the Plan will constitute “qualified performance-based compensation” under Section 162(m) of the Code (as hereinafter defined). The Plan shall be interpreted and construed in a manner consistent with such intent.

SECTION 2. Definitions.

                    2.1. “Award” means the amount of incentive compensation to which a Participant is entitled for each Plan Year as determined by the Committee pursuant to Sections 4 and 5 of the Plan.

                    2.2. “Board” means the Company’s Board of Directors.

                    2.3. “Code” means the Internal Revenue Code of 1986, as amended, including applicable regulations thereunder.

                    2.4. “Committee” means the Compensation Committee of the Board, which shall be comprised solely of at least two persons who, to the extent required to satisfy the exception for performance-based compensation under Section 162(m) of the Code, are “outside directors” within the meaning of such section. However, no act of the Committee shall be void or deemed to be without authority due to the failure of a member to meet any qualification requirement at the time the action is taken.

                    2.5. “Determination Date” means the day not later than the 90th day of a Plan Year or such other date by which the Committee may establish performance goals for a Plan Year without causing an Award to be treated as other than performance-based compensation under Section 162(m) of the Code.

                    2.6. “Eligible Employee” means any executive officer of the Company.

                    2.7. “Participant” means an Eligible Employee who has been selected to receive an Award for a given Plan Year, subject to achievement of one or more performance goals and satisfaction of other conditions under the Plan or specified by the Committee.

                    2.8. “Plan Year” means a fiscal year of the Company.

SECTION 3. Administration.

          The Plan shall be administered by the Committee. The Committee shall have the authority to establish performance goals for the awarding of Awards for each Plan Year, to determine the Participants for each Plan Year; to determine whether performance goals for each Plan Year have been achieved; to authorize payment of Awards under the Plan, including determining the form and timing of payment and any conditions (such as further service requirements) that will apply to such payment; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable; and to interpret the terms and provisions of the Plan. All determinations made by the Committee with respect to the Plan and Awards there-under shall be final and binding on all persons, including the Company and all Eligible Employees.

SECTION 4. Determination of Awards.

          The amount of a Participant’s Award for any Plan Year shall be an amount not greater than $3,000,000, which amount shall be determined based on the achievement of one or more performance goals established by the Committee with respect to a Participant. Performance goals may vary as among Participants and shall be based upon one or more of the following criteria, as the Committee may deem appropriate: appreciation in value of the Company’s common stock; total shareholder return; earnings per share; operating income; net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pro forma net income; return on equity; return on designated assets; return on capital; economic value created or economic profit; earnings per share and/or growth thereof; revenues; expenses (including expense ratio); new business production; capital markets and/or acquisition transactions; investment programs initiated; operating profit margin; operating cash flow; free cash flow; cash flow return on investment; cash flow; comparable store sales; store closings; operating margin; and net profit margin. Performance goals may be expressed as absolute goals, goals compared to past performance, goals compared to the performance of a published or special index or benchmark deemed applicable by the Committee, or otherwise as determined by the Committee. The performance goals may be determined by reference to the performance of the Company and/or a subsidiary or affiliate of the Company, or of a division or unit of any of the foregoing. No later than the Determination Date for a Plan Year, the Committee shall designate (i) the Participants for such Plan Year, (ii) the performance goals for such Plan Year and (iii) the corresponding Award amounts payable to each Participant under the Plan upon achievement of such performance goals and satisfaction of other conditions under the Plan or specified by the Committee. So long as an Award is fully contingent upon a measure of performance as specified in this Section 4, the Committee may consider other measures of performance or other circumstances in its exercise of discretion (“negative discretion”) to reduce the final Award. The Committee may specify at the time an Award opportunity is authorized or at any other time such other performance measures or other terms upon which it will exercise negative discretion.

SECTION 5. Payment of Award.

          Unless otherwise determined by the Committee at the time the terms of the Award are originally established, an Award (if any) to a Participant for a Plan Year shall be paid after the end of the Plan Year and on or prior to the fifteenth day of the third month following the end of the Plan Year; provided, however, that the Committee shall have first certified in writing (i) that the applicable performance goal or goals with respect to such Participant for such Plan Year were satisfied and the level of attainment of such goals, (ii) that all other material terms (if any) upon which payment of the Award is conditioned were satisfied and (iii) the amount of each such Participant’s Award. The Committee, unless it determines otherwise, may exercise negative discretion to reduce the amount that would otherwise be payable under an Award by reason of the applicable performance goal’s having been achieved. Payments will be in cash, subject to any conditions the Committee may impose. If a Participant dies after the end of a Plan Year but before receiving payment of any Award, the amount of such Award (determined as set forth herein) shall be paid to a designated beneficiary or, if no beneficiary has been designated, to the Participant’s estate, in the form of a lump sum payment in cash at the time set forth above for payment of Awards. Notwithstanding the foregoing, the Committee may determine, by separate employment agreement with any Participant or otherwise, that all or a portion of an Award for a Plan Year shall be payable to the Participant upon the Participant’s death or disability, or upon a change of control of the Company, during the Plan Year.

SECTION 6. Non-transferability.

          No Award or rights under this Plan may be transferred or assigned other than by will or by the laws of descent and distribution.

SECTION 7. Amendments and Termination.

          The Board may terminate the Plan at any time and may amend it from time to time, provided, however, that no termination or amendment of the Plan shall materially and adversely affect the rights of any Participant or a beneficiary with respect to a previously certified Award except with the written consent of such Participant or beneficiary. Amendments to the Plan may be made without shareholder approval except as required to satisfy Section 162(m) of the Code.

SECTION 8. General Provisions.

                    8.1. Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements. Neither the adoption of the Plan or any Award hereunder shall confer upon an Eligible Employee any right to continued employment.

                    8.2. No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan, and all members of the Board or the Committee and all officers or employees of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

                    8.3. The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, the authorization of Awards and performance goals in recognition of unusual or nonre-curring events, including stock splits, stock dividends, reorganizations, mergers, consolidations, large, special and non-recurring dividends, and acquisitions and dispositions of businesses and assets, affecting the Company and its subsidiaries or any business unit thereof, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant; provided, however, that no such adjustment shall be authorized or made if and to the extent that the existence or exercise of such authority would cause an Award hereunder to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

                    8.4. The Company shall deduct from any payment in settlement of a Participant’s Award or other payment to the Participant any Federal, state, or local withholding or other tax or charge which the Company is then required to deduct under applicable law with respect to the Award.

                    8.5. The validity, construction, and effect of the Plan and any rules and regulations or document hereunder shall be determined in accordance with the laws (including those governing contracts) of State of New York, without giving effect to principles of conflict of laws thereof.

                    8.6. It is intended that this Plan and the Awards granted thereunder will comply with Section 409A of the Code and any regulations and guidelines promulgated thereunder, to the extent the Plan and Awards are subject thereto, and the Plan and the Awards shall be interpreted on a basis consistent with such intent.

SECTION 9. Effective Date of Plan; Reapproval.

          The Plan shall become effective as of January 1, 2009, subject to approval by the shareholders of the Company. Any award granted under the Plan prior to such shareholder approval shall also be subject to approval by the shareholders of the Company. To the extent required to comply with Section 162(m) of the Code and determined by the Board to be appropriate, the Plan shall be submitted to shareholders for reap-proval no later than the first meeting of shareholders of the Company that occurs in 2014.

APPENDIX B

TRANS WORLD ENTERTAINMENT CORPORATION
CHARTER OF THE AUDIT COMMITTEE
OF THE
BOARD OF DIRECTORS

A. FORMATION OF THE AUDIT COMMITTEE

          There shall be a committee of the Board of Directors (the “Board”) of Trans World Entertainment Corporation, a New York corporation (the “Company”), to be known as the “Audit Committee” (the “Committee”). The Committee shall be composed of directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a committee member. Without limiting the generality of the preceding sentence, the directors appointed to the Committee shall satisfy the independence requirements of the NASDAQ National Market and shall not be an affiliated person of the issuer or any subsidiary as defined under the Sarbanes-Oxley Act of 2002. The Committee shall consist of no fewer than three independent directors, for a term of appointment at the discretion of the Board of Directors, usually for one year. Compensation paid to a director, directly or indirectly, by the Company, other than compensation for board and committee services, regardless of the amount is prohibited. All members of the Committee shall have a working familiarity with basic finance and accounting practices, including the ability to read and understand financial statements at the time of their appointment, and at least one member of the Committee shall have accounting or related financial management experience, such that they would be considered a “financial expert” under applicable SEC rules. The Committee shall meet regularly at least four times annually, and special meetings may be called as circumstances require. The Committee will meet annually with management, the director of the internal audit function and the independent accountants in separate executive sessions. In addition, the Committee, will meet with the independent accountants and management quarterly to review the Company’s financials and public filings. The Company shall provide for appropriate funding, as determined by the Committee, for the performance of its duties, including compensation for the Company’s independent auditors and any independent counsel and advisors retained by the Committee.

B. RESPONSIBILITIES OF THE COMMITTEE

          The Committee shall assist the corporate directors in fulfilling their responsibility to the Company’s shareholders, potential shareholders and the investment community, with specific attention to the Company’s accounting function, its SEC and NASDAQ reporting practices, and the quality and integrity of the Company’s system of internal and disclosure controls regarding finance, accounting, legal compliance and ethics. It is the responsibility of the Audit Committee to maintain free and open means of communication among the corporate directors, the independent auditors, the internal auditor (if any), general counsel and outside counsel to the Company, and the financial management of the Company.

C. DUTIES OF THE COMMITTEE

          In carrying out its responsibilities, the Committee shall:

          1. Review the Charter. Review this charter periodically, at least annually, and update it as conditions dictate.

          2. Select, authorize and oversee auditors. Have the sole authority to review, select and appoint the independent auditors to audit the books of the Company and its divisions or subsidiaries. Approve the compensation of independent auditors, oversee the work of the independent auditors and resolve disagreements between management and the auditors. Among other things, prior to initially engaging an independent audit firm, the Committee shall receive a written statement consistent with the applicable requirements of the

Public Company Accounting Oversight Board (the “PCAOB”) regarding independent accountants’ communications with the audit committee concerning independence.

          3. Authorize and oversee independent counsel. Appoint and approve compensation for independent counsel and advisors, including legal, accounting and other experts, as deemed necessary, to obtain clarifications and opinions on the financial statements, litigation and any other matters as considered necessary.

          4. Audit Plan. Meet with the independent auditors and financial management of the Company to review the scope of the proposed external audit for the current fiscal year and the audit procedures to be utilized and, at the conclusion of the audit, review any comments or recommendations of the independent auditors. As part of the audit plan, the Committee shall review the process of assessing the risk of fraudulent financial reporting in any material respect, and the procedures that the independent auditors plan to undertake in the audit. Confirm that the lead audit partner, or the lead audit partner responsible for reviewing the audit, for the Company’s independent auditors has not performed audit services for the Company for each of the five previous fiscal years. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating independent auditors on a regular basis.

          5. Approve non-audit services provided by independent auditors. Approve in advance all non-audit services provided by the independent auditor. Designate at least one member for approval of non-audit services and ratify such approval at the Audit Committee meeting immediately following the approval. Ensure that the Company publicly discloses approval for non-audit services in its periodic reports.

          6. Internal Accounting Controls. Review with the independent auditors and the Company’s financial and accounting management the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company, and elicit any recommendations for improvement of the internal control procedures or particular areas where new or more detailed controls or procedures may be desirable. Discuss guidelines and policies and govern the process by which risk assessment and management are undertaken.

          7. Auditors’ Internal Quality Control. At least annually, obtain and review an annual report from the independent auditors describing (i) the independent auditors’ internal quality control procedures and (ii) any material issues raised by the most recent internal quality control review, peer review or PCAOB review of the independent auditors, or by any inquiry or by investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with such issues.

          8. Accounting Principles. Meet with financial management of the Company concerning any proposed changes in accounting principles of the Company and, subject to review with independent auditors, approve such changes.

          9. Related Party Transactions. Review and approve all “related party” transactions with the Company’s directors and officers.

          10. Code of Ethics. Review, approve and oversee the Company’s policy statements on ethical corporate conduct and determine whether the views of the Board are sufficiently detailed in the Company’s formal Code of Ethics.

          11. Communication. Establish open channels of communication such that the Company’s employees can confidentially and anonymously express their concerns over accounting, internal control or auditing matters. Nominate one director who will receive such concerns. Employees may communicate with the Committee without fear of retaliation or liability for any use of the information provided.

          12. Proxy Report. Prepare the Audit Committee report to be included in the Company’s annual proxy statement, as required by the SEC.

          13. Internal Audit Function. Review the internal audit function of the Company, including proposed programs for the current year and the coordination of such programs with the independent auditors, with particular attention to maintaining the most effective balance between independent and internal auditing resources.

          14. Operating Results. Review, prior to each Committee meeting but no less than quarterly, a summary of the Company’s financial results compared to plan and a revised forecast for the balance of the fiscal year provided by financial management.

          15. Review year-end and quarterly financial statements. Review, prior to release, quarterly unaudited and annual audited financial statements, and MD&A, with management and the Company’s independent auditors. Review of the year-end financial statements shall be accompanied by an explanation from management of all significant fluctuations in balance sheet and income statement line items compared to the preceding fiscal year and to plan. The Committee shall review the disclosures contained in the financial statements with the independent auditors to determine that the independent auditors are satisfied with such disclosures and the content of the financial statements to be presented to the shareholders. The Committee shall discuss with management, the press releases and earnings guidance provided to analysts and rating agencies although such discussions need not occur prior to the release or guidance.

          16. Review periodic reports. Review and discuss with the management and the independent auditors the SEC filings made by the Company and other published documents containing the Company’s financial statements, with attention to whether the information contained in these documents is consistent with the information contained in the financial statements.

          17. Accounting Accruals. Inquire of financial management of the Company about the existence and substance of any significant accounting accruals, reserves or estimates made by management that had a material impact on the financial statements.

          18. Private Consultation with Independent Auditors. Make available the independent auditors for private consultation at all meetings of the Committee; the independent auditors should be encouraged by the Committee to evaluate the Company’s financial, accounting and auditing personnel, and describe the level of cooperation that the independent auditors received during the course of the audit. Review all critical accounting policies and practices to be used; discuss with the independent auditors all alternative treatments and disclosures of financial information within accounting principles generally accepted in the United States of America (GAAP), that have been discussed with management, their ramifications and the treatment preferred by the independent auditors; and all other material written communication between the independent auditors and the management. Ensure that independent auditors periodically submit formal written statements (consistent with the applicable requirements of the PCAOB regarding independent accountants’ communications with the audit committee concerning independence) delineating all relationships between the auditor and the Company and discuss any disclosed relationships or services that may impact, or appear to impact, the objectivity and independence of the auditor and recommend that the Board take appropriate action regarding the auditor’s independence. Discuss with the independent auditor matters required to be discussed by Statement of Auditing Standards No. 61 relating to the conduct of the audit.

          19. Hiring employees of the Independent Auditor. Set clear hiring policies for employees or former employees of the independent auditors.

          20. Review of Legal Matters. Meet at least annually with the appropriate officer of the Company and, if applicable or appropriate in the Committee’s judgment, outside counsel, to review compliance with the Company’s Code of Ethics and other policies and procedures, to discuss legal matters that may have a significant impact on the Company’s financial statements and to review legal compliance matters including security trading policies. The Committee shall cause to be made an investigation into any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, conduct of such an investigation is appropriate.

          21. Income Tax Matters. Review once annually the open years on federal income tax returns, whether there are significant items that have been or might be disputed by the IRS, and inquire as to the status of the related tax reserves.

          22. Minutes. Submit minutes of all the meetings of the Committee to the Company’s Board.

          23. Letter from Audit Committee Chairman. Submit once annually, at or about the time of the Company’s Annual Meeting of Shareholders, a letter from the Committee Chairman setting forth to die Board a summary of the Committee’s responsibilities and activities.

          24. Qualified Legal Compliance Committee. The Committee shall serve as the Company’s Qualified Legal Compliance Committee (“QLCC”) within the meaning of and in accordance with 17 CFR Part 205. In such capacity, the Committee shall meet only as and when required to discharge its QLCC responsibilities.

          In its capacity as the QLCC, the Committee shall:

1.

Establish written procedures for the confidential receipt, retention and consideration of reports to the Committee by the appropriate officer of the Company or the Company’s reporting attorneys that credible evidence of a material violation of an applicable United States federal or state securities law, a material breach of fiduciary duty arising under United States federal or state law or at common law, or a similar material violation of any United States federal or state law by the Company or its subsidiaries or by any officer, director, employee or agent of the Company or its subsidiaries has occurred, is ongoing or is about to occur (each, a “Material Violation”).

2.

Inform the appropriate officer of the Company, the Company’s Chief Executive Officer and the Company’s Chairman of the Board of any evidence of a Material Violation that is reported to the Committee (unless the Committee reasonably believes that it would be futile to report such evidence of Material Violation to such persons).

3.	Determine whether an investigation is necessary regarding any evidence of a Material Violation that is reported to the Committee by the appropriate officer of the Company or reporting attorneys.

4.

If the Committee determines an investigation is necessary or appropriate in relation to a report of evidence of a Material Violation: (i) notify the Board; (ii) initiate an investigation, which may be conducted either by the appropriate officer of the Company or by outside attorneys; and (iii) retain such additional expert personnel as the Committee deems necessary. At the conclusion of any such investigation: (i) recommend to the Board, by majority vote, that the Company implement an appropriate response to the evidence of a Material Violation; and (ii) inform the appropriate officer of the Company, the Company’s Chief Executive Officer, the Company’s Chairman of the Board and the Company’s Board of Directors of the results of any such investigation and the appropriate remedial measures to be adopted.

5.

Acting by majority vote, take all other appropriate actions to respond to evidence of a Material Violation that is reported to the Committee by the appropriate officer of the Company or reporting attorney, including the authority to notify the Securities and Exchange Commission in the event the Company fails in any material respect to implement the appropriate response that the Committee has recommended the Company to take.

* * * * *

April 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

TRANS WORLD ENTERTAINMENT CORPORATION

     The undersigned hereby appoints Robert J. Higgins and John J. Sullivan to be its proxies (the “Proxies”), with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse hereof, all the shares of stock of Trans World Entertainment Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held June 17, 2009 or any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ITEM 1 AND ITEM 2. SAID ITEMS BEING FULLY DESCRIBED IN THE NOTICE OF SUCH MEETING DATED MAY 20, 2009, AND THE ACCOMPANYING PROXY STATEMENT RECEIPT OF WHICH ARE ACKNOWLEDGED.

(Continued, and to be marked, dated and signed, on the other side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
Address Change/Comments (Mark the corresponding box on the reverse side)

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Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect® (ISD).

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View account status View certificate history View book-entry information	View payment history for dividends Make address changes Obtain a duplicate 1099 tax form Establish/change your PIN

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Please mark your votes as indicated in this example	X

The Board of Directors recommends a vote FOR Item 1 and Item 2.

WITHHELD
	FOR	FOR ALL	*EXCEPTIONS	Item 2 -	Approval of the 2009 Trans World Entertainment Executive Bonus Plan	FOR	AGAINST	ABSTAIN
Item 1 - ELECTION OF DIRECTORS	☐	☐	☐			☐	☐	☐

Nominees: 01 Bryant R. Riley 02 Michael B. Solow				Item 3 -	In their discretion, the Proxies are authorized to vote upon all other matters thatproperly may be presented at the meeting.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions	Plan to Attend Meeting	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

Trans World Entertainment Corporation